As filed with the Securities and Exchange Commission on August 29, 2002

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

SIEBEL SYSTEMS, INC.
(Name of Subject Company — Issuer and Filing Person — Offeror)

OPTIONS TO PURCHASE COMMON STOCK
par value $0.001 per share
(Title of Class of Securities)

826170 10 2
(CUSIP Number of Class of Securities)

Thomas M. Siebel
Chairman and Chief Executive Officer
SIEBEL SYSTEMS, INC.
2207 Bridgepointe Parkway
San Mateo, California 94404
(650) 477-5000
(Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

Copies to:
Eric C. Jensen, Esq.
COOLEY GODWARD LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
Telephone: (650) 843-5000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**

$59,108,057	$5,438.00

*	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 31,950,301 shares of Common Stock of Siebel Systems, Inc. having an aggregate value of $59,108,057 will be exchanged pursuant to this offer. The aggregate value of each option to purchase one share of Common Stock of Siebel Systems, Inc. is $1.85.

**	$92 per $1,000,000 of the aggregate offering amount (or .000092 of the aggregate transaction valuation), pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended by Fee Advisory #8, effective January 16, 2002.

☐	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable.	Filing Party: Not applicable.
Form or Registration No.: Not applicable.	Date Filed: Not applicable.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	Third-party tender offer subject to Rule 14d-1.
☒	Issuer tender offer subject to Rule 13e-4.
☐	Going-private transaction subject to Rule 13e-3.
☐	Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:    ☐

CUSIP NO. 826170 10 2

SCHEDULE TO

ITEM 1. SUMMARY TERM SHEET.

     The information set forth in the Offer to Exchange under the “Summary of Terms” section is incorporated herein by reference.

ITEM 2. SUBJECT COMPANY INFORMATION.

(a)	Name and Address. The name of the issuer is Siebel Systems, Inc., a Delaware corporation (the “Company”), the address of its principal executive office is 2207 Bridgepointe Parkway, San Mateo, California 94404 and the telephone number of its principal executive office is (650) 477-5000. The information set forth in the Offer to Exchange under Section 16 (“Information About Siebel”) is incorporated herein by reference.

(b)	Securities. This Tender Offer Statement on Schedule TO relates to an offer (the “Offer”) by the Company to exchange options with exercise prices equal to or greater than $40.00 per share currently outstanding under the Company’s 1996 Equity Incentive Plan, 1998 Equity Incentive Plan, Janna Systems Inc. Amended and Restated Share Compensation Plan, OnLink Technologies, Inc. 1998 Stock Plan, OpenSite Technologies, Inc. 1998 Stock Option Plan and Sales.com, Inc. 1999 Equity Incentive Plan, for shares of the Company’s Common Stock, and in certain cases, cash payments, upon the terms and subject to the conditions set forth in the Offer to Exchange. Only employees of Siebel or one of its subsidiaries as of August 29, 2002 who continue to be employees through the Offer termination date of September 30, 2002, or a later date if the Offer period is extended, are eligible to participate in the Offer. Employees who are currently on medical, maternity, worker’s compensation, military or other statutorily protected leave of absence, are eligible to participate in the Offer. However, employees who (1) are on a leave of absence for any other reason and do not return to active status, or (2) receive a notice of termination at any time before the Offer termination date of September 30, 2002, or a later date if the Offer period is extended, are not eligible to participate in this Offer. In addition, members of our Board of Directors, including officers who are directors, are not eligible to participate in this Offer. The information set forth in the Offer to Exchange under the “Summary of Terms” section, Section 1 (“Eligible Participants; Number of Options; Offer Termination Date”), Section 3 (“Source and Amount of Consideration; Terms of Issued Common Stock”) and Section 9 (“Interest of Directors and Officers; Transactions and Arrangements Involving the Options”) is incorporated herein by reference.

(c)	Trading Market and Price. The information set forth in the Offer to Exchange under Section 8 (“Price Range of Common Stock”) is incorporated herein by reference.

ITEM 3. IDENTITY AND BACKGROUND OF THE FILING PERSON.

(a)	Name and Address. The information set forth under Item 2(a) above is incorporated herein by reference.

ITEM 4. TERMS OF THE TRANSACTION.

(a)	Material Terms. The information set forth in the Offer to Exchange under the “Summary of Terms” section, Section 1 (“Eligible Participants; Number of Options; Offer Termination Date”), Section 3 (“Source and Amount of Consideration; Terms of Issued Common Stock”), Section 4 (“Procedures for Exchanging Eligible Options”), Section 5 (“Change in Election”), Section 6 (“Acceptance of Options for Exchange and Cancellation and Issuance of Issued Common Stock”), Section 7 (“Conditions of the Offer”), Section 10 (“Accounting Consequences of the Offer; Status of Options Exchanged in the Offer”), Section 11 (“Legal Matters; Regulatory Approvals”), Section 12 (“Material U.S. Federal Income Tax Consequences”), Section 13 (“Terms of the Offer Specific to Eligible Participants Employed Outside of the United States”) and Section 14 (“Extension of Offer; Termination; Amendment”) is incorporated herein by reference.

CUSIP NO. 826170 10 2

SCHEDULE TO

(b)	Purchases. The information set forth in the Offer to Exchange under Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving the Options”) is incorporated herein by reference.

ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

(e)	Agreements Involving the Subject Company’s Securities. The information set forth in the Offer to Exchange under Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving the Options”) is incorporated herein by reference.

ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

(a)	Purposes. The information set forth in the Offer to Exchange under Section 2 (“Purpose and Structure of the Offer”) is incorporated herein by reference.

(b)	Use of Securities Acquired. The information set forth in the Offer to Exchange under Section 6 (“Acceptance of Options for Exchange and Cancellation and Issuance of Issued Common Stock”) and Section 10 (“Accounting Consequences of the Offer; Status of Options Exchanged in the Offer”) is incorporated herein by reference.

(c)	Plans. At present, the board of directors is composed of eight (8) members. The Company from time to time evaluates strategic acquisitions and will continue to do so in the future. The Company may issue its stock or pay cash in connection with such acquisitions. The Company may obtain cash for such acquisitions through a variety of means, including, without limitation, through the issuance of additional stock. The information set forth in the Offer to Exchange under Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving the Options”) is incorporated herein by reference.

ITEM 7. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

(a)	Source of Funds. The information set forth in the Offer to Exchange under Section 1 (“Eligible Participants; Number of Options; Offer Termination Date”), Section 3 (“Source and Amount of Consideration; Terms of Issued Common Stock”), Section 10 (“Accounting Consequences of the Offer; Status of Options Exchanged in the Offer”) and Section 15 (“Fees and Expenses”) is incorporated herein by reference.

(b)	Conditions. The information set forth in the Offer to Exchange under Section 7 (“Conditions of the Offer”) is incorporated herein by reference.

(d)	Borrowed Funds. Not applicable.

ITEM 8. INTEREST IN THE SECURITIES OF THE SUBJECT COMPANY.

(a)	Securities Ownership. Not applicable.

(b)	Securities Transactions. The information set forth in the Offer to Exchange under Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving the Options”) is incorporated herein by reference.

ITEM 9. PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

(a)	Not applicable.

ITEM 10. FINANCIAL STATEMENTS.

CUSIP NO. 826170 10 2

SCHEDULE TO

(a)	Financial Information. Item 8 (“Financial Statements and Supplementary Data”) of Siebel Systems, Inc.’s Annual Report on Form 10-K for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 29, 2002, including all material incorporated by reference therein, is incorporated herein by reference. Item 1 (“Financial Statements”) of Siebel Systems, Inc.’s Quarterly Report on Form 10-Q for its first fiscal quarter ended March 31, 2002, filed with the Securities and Exchange Commission on May 2, 2002, including all material incorporated by reference therein, is incorporated herein by reference. Item 1 (“Financial Statements”) of Siebel Systems, Inc.’s Quarterly Report on Form 10-Q for its second fiscal quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 9, 2002, including all material incorporated by reference therein, is incorporated herein by reference. The information set forth in the Offer to Exchange under Section 16 (“Information About Siebel”) and Section 18 (“Additional Information”) is incorporated herein by reference.

(b)	Pro Forma Financial Information. Not applicable.

ITEM 11. ADDITIONAL INFORMATION.

     Not applicable.

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CUSIP NO. 826170 10 2

SCHEDULE TO

ITEM 12. EXHIBITS.

Exhibit Number	Description

99.(a)(1)(A)	Offer to Exchange, dated August 29, 2002.
99.(a)(1)(B)	Form of Electronic Letter of Transmittal.
99.(a)(1)(C)	Form of Summary of Terms.
99.(a)(1)(D)	Form of Election Form.
99.(a)(1)(E)	Form of Notice of Change in Election from Accept to Reject.
99.(a)(1)(F)	Form of Notice of Change in Election from Reject to Accept.
99.(a)(1)(G)	Form of Electronic Confirmation of Participation in the Offer to Exchange.
99.(a)(1)(H)	Form of Electronic Confirmation of Receipt of Forms.
99.(a)(1)(I)	Form of Electronic Reminder to Employees.
99.(a)(1)(J)	Siebel Systems, Inc.’s Annual Report on Form 10-K, for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 29, 2002, and incorporated herein by reference.
99.(a)(1)(K)	Siebel Systems, Inc.’s Quarterly Report on Form 10-Q, for its first fiscal quarter ended March 31, 2002, filed with the Securities and Exchange Commission on May 2, 2002, and incorporated herein by reference.
99.(a)(1)(L)	Siebel Systems, Inc.’s Quarterly Report on Form 10-Q, for its second fiscal quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 9, 2002, and incorporated herein by reference.
99.(b)	Not applicable.
99.(d)(1)	Siebel Systems, Inc.’s 1998 Equity Incentive Plan, as amended, (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-59526), filed on April 25, 2001).
99.(d)(2)	Siebel Systems, Inc.’s 1996 Equity Incentive Plan, as amended (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-52998), filed on December 29, 2000).
99.(d)(3)	OnLink Technologies, Inc.’s 1998 Stock Plan, as amended (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-49986), filed on November 15, 2000).
99.(d)(4)	OpenSite Technologies, Inc.’s 1998 Stock Option Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-41792), filed on July 20, 2000)
99.(d)(5)	Sales.com, Inc.’s 1999 Equity Incentive Plan and SalesRepsOnline.com, Inc.’s 2000 Stock Option/Stock Issuance Plan (incorporated herein by reference to the indicated exhibit in its

CUSIP NO. 826170 10 2

SCHEDULE TO

Exhibit Number	Description

Registration Statement on Form S-8 (No. 333-55406), filed on February 12, 2001).
99.(d)(6)	Janna Systems Inc.’s Amended and Restated Share Compensation Plan, as amended (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-51018), filed on November 30, 2000).
99.(d)(7)	Siebel Systems, Inc.’s Employee Stock Purchase Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-22763), filed on March 31, 1997).
99.(d)(8)	Scopus Technology, Inc.’s 1991 Company Stock Option Plan and 1995 Director Stock Option Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-53369), filed on May 22, 1998).
99.(d)(9)	Interactive WorkPlace, Inc.’s 1996 Stock Option Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-40437), filed on November 18, 1997).
99.(d)(10)	OnTarget, Inc.’s 1999 Stock Award Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-94243), filed on January 10, 2000).
99.(d)(11)	nQuire Software, Inc.’s 1997 Employee Stock Option and Compensation Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-75052), filed on December 13, 2001).
99.(g)	Not applicable.
99.(h)	Not applicable.

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.

     Not applicable.

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CUSIP NO. 826170 10 2

SCHEDULE TO

SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 29, 2002

SIEBEL SYSTEMS, INC.

By:	/s/ Kenneth A. Goldman

Name:	Kenneth A. Goldman
Title:	Senior Vice President, Finance and Administration and Chief Financial Officer

CUSIP NO. 826170 10 2

SCHEDULE TO

INDEX OF EXHIBITS

Exhibit Number	Description

99.(a)(1)(A)	Offer to Exchange, dated August 29, 2002.
99.(a)(1)(B)	Form of Electronic Letter of Transmittal.
99.(a)(1)(C)	Form of Summary of Terms.
99.(a)(1)(D)	Form of Election Form.
99.(a)(1)(E)	Form of Notice of Change in Election from Accept to Reject.
99.(a)(1)(F)	Form of Notice of Change in Election from Reject to Accept.
99.(a)(1)(G)	Form of Electronic Confirmation of Participation in the Offer to Exchange.
99.(a)(1)(H)	Form of Electronic Confirmation of Receipt of Forms.
99.(a)(1)(I)	Form of Electronic Reminder to Employees.
99.(a)(1)(J)	Siebel Systems, Inc.’s Annual Report on Form 10-K, for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 29, 2002, and incorporated herein by reference.
99.(a)(1)(K)	Siebel Systems, Inc.’s Quarterly Report on Form 10-Q, for its first fiscal quarter ended March 31, 2002, filed with the Securities and Exchange Commission on May 2, 2002, and incorporated herein by reference.
99.(a)(1)(L)	Siebel Systems, Inc.’s Quarterly Report on Form 10-Q, for its second fiscal quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 9, 2002, and incorporated herein by reference.
99.(b)	Not applicable.
99.(d)(1)	Siebel Systems, Inc.’s 1998 Equity Incentive Plan, as amended, (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-59526), filed on April 25, 2001).
99.(d)(2)	Siebel Systems, Inc.’s 1996 Equity Incentive Plan, as amended (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-52998), filed on December 29, 2000).
99.(d)(3)	OnLink Technologies, Inc.’s 1998 Stock Plan, as amended (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-49986), filed on November 15, 2000).
99.(d)(4)	OpenSite Technologies, Inc.’s 1998 Stock Option Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-41792), filed on July 20, 2000).
99.(d)(5)	Sales.com, Inc.’s 1999 Equity Incentive Plan and SalesRepsOnline.com, Inc.’s 2000 Stock Option/Stock Issuance Plan (incorporated herein by reference to the indicated exhibit in its

CUSIP NO. 826170 10 2

SCHEDULE TO

Exhibit Number	Description

Registration Statement on Form S-8 (No. 333-55406), filed on February 12, 2001).
99.(d)(6)	Janna Systems Inc.’s Amended and Restated Share Compensation Plan, as amended (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-51018), filed on November 30, 2000).
99.(d)(7)	Siebel Systems, Inc.’s Employee Stock Purchase Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-22763), filed on March 31, 1997).
99.(d)(8)	Scopus Technology, Inc.’s 1991 Company Stock Option Plan and 1995 Director Stock Option Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-53369), filed on May 22, 1998).
99.(d)(9)	Interactive WorkPlace, Inc.’s 1996 Stock Option Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-40437), filed on November 18, 1997).
99.(d)(10)	OnTarget, Inc.’s 1999 Stock Award Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-94243), filed on January 10, 2000).
99.(d)(11)	nQuire Software, Inc.’s 1997 Employee Stock Option and Compensation Plan (incorporated herein by reference to the indicated exhibit in its Registration Statement on Form S-8 (No. 333-75052), filed on December 13, 2001).
99.(g)	Not applicable.
99.(h)	Not applicable.